Exhibit 99.1

April 28, 2016

Seth Gelber

[address]

[address]

Dear Seth:

Reference is made to that certain letter agreement dated September 22, 2008 (as amended) between The First Marblehead Corporation (“First Marblehead” or the “Company”) and you (the “2008 Offer Letter”), as supplemented by that certain letter agreement dated December 22, 2008 between First Marblehead and you (the “2008 Supplement”). This letter agreement sets forth certain additional provisions relating to your employment with First Marblehead, which provisions supplement the terms of the 2008 Offer Letter (as supplemented, the “Offer Letter”) and supersede the 2008 Supplement and the severance provisions of the 2008 Supplement.

In consideration for your continued service to First Marblehead, First Marblehead agrees as follows:

•	In the event (i) that your employment is terminated by First Marblehead for a reason other than (a) your death, (b) because you become disabled and are unable to perform the essential functions of your then existing position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period, or (c) Cause (as defined below), or (ii) you terminate your employment for Good Reason (as defined below), subject to the execution and non-revocation (if applicable) by you of a separation agreement (including a waiver and general release of claims) (the “Release”) within 60 days following your termination of employment, First Marblehead will provide you with the Severance Benefits (as defined below).

•	The Severance Benefits will be made or begin in the first payroll period whose cutoff date occurs after the Release becomes binding; provided that if the 60th day following your termination date occurs in the calendar year following your termination, then the Severance Benefits will commence no earlier than the first payroll period that is after January 1 of such subsequent calendar year (the “Payment Start Date”).

                  ONE CABOT ROAD  ●  SUITE 200  ●  MEDFORD, MASSACHUSETTS 02155  ●  TEL: 617.638.2000

Seth Gelber

April 28, 2016

•	The payment of any severance amounts pursuant to the Offer Letter shall be subject to the terms and conditions set forth in Appendix A.

•	Any cash bonus under First Marblehead’s discretionary incentive bonus plan(s) will be paid to you no later than March 15th of the calendar year following the calendar year in which such cash bonus was earned, provided that First Marblehead determines that you are eligible for any such bonus.

For purposes of the foregoing:

•	The terms “First Marblehead” and the “Company” shall include The First Marblehead Corporation and any successor thereto.

•	The term “Cause” shall mean (i) the willful failure by you to perform your duties which has continued for more than 30 days following written notice from First Marblehead of such non-performance and which failure to perform has had a materially adverse effect on the financial condition of First Marblehead, (ii) any act of dishonesty, intentional fraud or willful misconduct on your part in the performance of your duties, or (iii) your conviction of a felony involving moral turpitude. For purposes of clause (i) hereof, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you without reasonable belief that your act or failure to act, was in the best interest of First Marblehead.

•	The term “Good Reason” shall mean you have complied with the Good Reason Process (as defined below) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties, (ii) a material diminution in your then-current base salary without your prior written consent, (iii) a material change in the geographic location at which you provide services to First Marblehead without your prior written consent, or (iv) the material breach of the Offer Letter by First Marblehead.

•	“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a Good Reason condition has occurred, (ii) you notify First Marblehead in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition, (iii) you cooperate in good faith with First Marblehead’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist, and (v) you terminate your employment within 60 days after the end of the Cure Period. If First Marblehead cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Seth Gelber

April 28, 2016

•	The term “Severance Benefits” shall mean (i) severance pay in the form of a lump sum payment equal to your then-current base salary on the Payment Start Date, and (ii) payment on your behalf for a period of 18 months commencing on the Payment Start Date of the share of the premiums then paid by First Marblehead for group medical insurance for active and similarly situated employees who receive the same type of coverage, provided you are and remain eligible for and properly elect to continue group medical insurance coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. and provided further that you timely pay the remaining portion of the COBRA premium.

The Offer Letter, as so modified, constitutes the entire agreement between the parties, and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your eligibility for severance from First Marblehead, and you acknowledge you are not covered by any generally applicable severance plans or policies. In particular, your employment with First Marblehead remains at-will, meaning that either you or First Marblehead may terminate the employment relationship at any time, for any reason or no reason, with or without Cause and with or without notice.

Please acknowledge your acceptance of the foregoing by signing in the space provided below and returning the signed letter agreement to me.

Very truly yours,

/s/ Daniel Meyers

Daniel Meyers

Chairman and Chief Executive Officer

The First Marblehead Corporation

AKNOWLEDGED AND AGREED

/s/ Seth Gelber
Seth Gelber

Appendix A

Compliance with Section 409A

Subject to the provisions in this Appendix A, any severance payments or benefits under the Offer Letter, as modified by the letter agreement to which this Appendix A is attached, shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the Offer Letter.

1. It is intended that each installment of the severance payments and benefits provided under the Offer Letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in the Offer Letter.

3. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a. Each installment of the severance payments and benefits due under the Offer Letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

b. Each installment of the severance payments and benefits due under the Offer Letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

4. The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

5. All reimbursements and in-kind benefits provided under the Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Offer Letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided in the Offer Letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.